UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 25, 2006

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-20289	57-0923789
(Jurisdiction of	(Commission File Number)	(IRS Employer
Corporation)		Identification No.)

2835 KEMET Way, Simpsonville, SC		29681
(Address of principal executive offices)		(Zip Code)

Registrants telephone number, including area code:  (864) 963-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CRS 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)          Not applicable.

(b)         Not applicable.

(c)          Effective July 19, 2006, the Board of Directors of KEMET Corporation (the “Company”) approved certain additions and modifications to the compensation plan of its executive officers, including the Chief Executive Officer, Per-Olof Loof.  The additions and modifications for Mr. Loof are as follows:

a.               Reimbursement of an initiation fee for a country club membership in the amount of $18,000 plus an agreement to reimburse Mr. Loof for the monthly dues of $400.

b.              A long-term incentive plan based upon two performance measures ((x) earnings per share and (y) stock market price growth of the Company’s stock compared to an index comprised of companies in similar or complementary industries to the Company’s).  The earnings per share measure will be based on the Company’s strategic plan as approved by its Board of Directors for the fiscal years ending March 31, 2007 and March 31, 2008.  The index measure will be based on the respective performance of the Company’s stock market price to the index stock market price for the period beginning July 19, 2006, and ending May 15, 2008.  The Company’s base stock market price for purposes of this measure is $8.03 per share, the closing price per share on July 19, 2006, the date of the adoption of the Plan.  Mr. Loof generally has the potential to receive an award of up to 100% of his annual base salary (the “Target Award”), which is subject to a multiplier equal to 2.0 times the Target Award, in each case if the target financial metrics are met or are exceeded by defined parameters.  (The maximum award payable for the two-year period (FY2007 and FY2008) is, therefore, 2.0 times Mr. Loof’s annual base salary.)  In the event that the stock market price of the Company is below $8.03 per share, but still meets the defined parameters, then that portion of the award measured against the index stock market price is capped at the Target Award.  The award, if earned, will be payable in shares of restricted stock of the Company.  The long-term incentive plan will also include a provision that will allow a portion of the award to be retained by the Company, with the Company using such amount to pay all tax liabilities incurred by Mr. Loof in connection with earning the award.

On July 19, 2006, the Board of Directors of the Company approved certain additions and modifications to the compensations plans for its other executive officers.  These additions and modifications are as follows:

a.               A long-term incentive plan based upon two performance measures ((x) earnings per share and (y) stock market price growth of the Company’s stock compared to an index comprised of companies in similar or complementary industries to the Company’s).  The earnings per share measure will be based on the Company’s strategic plan as approved by its Board of Directors for the fiscal years ending March 31, 2007 and March 31, 2008.  The index measure will be based on the respective performance of the Company’s stock market price to the index stock market price for the period beginning July 19, 2006, and ending May 15, 2008.  The Company’s base stock market price for purposes of this measure is $8.03 per share, the closing price per share on July 19, 2006, the date of the adoption of the Plan.  The executive officer generally has the potential to receive an award of from 50% to 100% of his annual base salary (the “Executive Officer Target Award”), which is subject to a multiplier equal to 0.75, 1.125 or 1.5 times the Executive Officer Target Award (depending on the level of the executive officer), in each case if the target financial metrics are met or are exceeded by defined parameters.  (The maximum award payable for the two year period (FY2007 and FY2008) is, therefore, 0.75, 1.125 or 1.5 times the executive officers’ annual base salary.)  In the event that the stock market price of the Company is below $8.03 per share, but still meets the defined parameters, then that portion of the award measured against the index stock market price is capped at the Executive Officer Target Award.    The award, if earned, will be payable in shares of restricted stock of the Company.  The long-term incentive plan will also include a provision that will allow a portion of the award to be retained by the Company, with the Company using such amount to pay all tax liabilities incurred by the executive officer in connection with earning the award.

b.              The Company’s Senior Vice President and Chief of Staff, Dennis R. Constantine, has entered into a Confidentiality and Non-Competition Agreement which is designed to protect the intellectual property and other confidential data of the Company.  The Agreement is similar in form to Confidentiality and Non-Competition Agreements between the Company and the other executive officers, and provides for a payment by the Company of up to twelve months of his base salary plus selected benefits in return for an agreement from Mr. Constantine to not work for a competitor during the non-competition period.

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 25, 2006	KEMET Corporation

/s/ D. E. Gable
David E. Gable
Senior Vice President and
Chief Financial Officer